Execution Version
FIRST SUPPLEMENTAL INDENTURE
FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of February 7, 2022, among Oasis Investment Holdings LLC (the “Guaranteeing Subsidiary”), a subsidiary of Oasis Petroleum Inc. (or its permitted successor), a Delaware corporation (the “Company”), the other Guarantors (as defined in the Indenture referred to herein) and Regions Bank, as trustee under the Indenture referred to below (the “Trustee”).
W I T N E S S E T H
WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (as amended and supplemented to the date hereof, the “Indenture”), dated as of June 9, 2021 providing for the issuance of 6.375% Senior Notes due 2026 (the “Notes”);
WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Note Guarantee”); and
WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary, the Trustee and the other parties hereto mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
1.CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
2.AGREEMENT TO GUARANTEE. Subject to Article 10 of the Indenture, the Guaranteeing Subsidiary, jointly and severally with the other Guarantors, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, that: (1) the principal of, premium on, if any, and interest, if any, on, the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of, premium on, if any, and interest, if any, on, the Notes, if lawful, and all other obligations of the Company to the Holders or the Trustee under the Indenture or the Notes will be promptly paid in full or performed, all in accordance with the terms of the Indenture and the Notes; and (2) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.
4.    NO RECOURSE AGAINST OTHERS. No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.
5.    NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF

CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
6.    COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Supplemental Indenture or any document to be signed in connection with this Supplemental Indenture shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.
7.    EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.
8.    THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

OASIS INVESTMENT HOLDINGS LLC

By:    /s/ Michael H. Lou
    Name: Michael H. Lou
Title: Executive Vice President and Chief Financial Officer

OASIS PETROLEUM INC.

By:    /s/ Michael H. Lou
    Name: Michael H. Lou
Title: Executive Vice President and Chief Financial Office

OASIS PETROLEUM LLC
OASIS PETROLEUM MARKETING LLC
OASIS PETROLEUM NORTH AMERICA LLC
OASIS WELL SERVICES LLC
OMS HOLDINGS LLC

By:    /s/ Michael H. Lou
    Name: Michael H. Lou
Title: Executive Vice President and Chief Financial Officer

REGIONS BANK,
as Trustee

By:    /s/ Doug Milner
    Name: Doug Milner
    Title: Senior Vice President

Signature Page to Supplemental Indenture